UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2026

Silver Bow Mining Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-43242	98-1858068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 Idaho Street Butte, Montana	59701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 406-718-7593

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Shares, no par value	SBMT	NYSE American, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act or 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Silver Bow Mining Corp. (the “Company”) is filing this Amendment No. 1 to its Current Report on Form 8-K (this “Amendment”), originally filed with the Securities and Exchange Commission on July 29, 2026 (the “Original Form 8-K”), solely to disclose the terms of the Amended and Restated Executive Employment Agreement, dated September 21, 2026 (the “Employment Agreement”), by and among the Company, SBM Montana LLC (“SBMM”) and Doug Stiles. Except as set forth herein, this Amendment does not amend, update or otherwise modify the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, the Company appointed Mr. Stiles as its President effective July 27, 2026. In connection with his appointment, the Company, SBMM and Mr. Stiles entered into the Employment Agreement, which amends, restates and supersedes the Executive Employment Agreement among the Company, SBMM and Mr. Stiles effective as of February 17, 2026 (the “Original Employment Agreement”), pursuant to which Mr. Stiles previously served as the Company’s Vice President of Regulatory and External Affairs.

Pursuant to the Employment Agreement, Mr. Stiles will serve as President of the Company and as the Company’s senior operating executive, reporting to the Company’s Chief Executive Officer. In this role, Mr. Stiles will lead the Company’s day-to-day operations and retain responsibility for the Company’s regulatory and external affairs functions. The Employment Agreement has a three-year term commencing on February 17, 2026, unless earlier terminated in accordance with its terms. Upon the earlier of the expiration of the term or a “Change of Control” (as defined in the Employment Agreement), Mr. Stiles’s employment will automatically convert to at-will employment, subject to the remaining terms of the Employment Agreement, including its severance and Change of Control provisions.

Pursuant to the Employment Agreement, Mr. Stiles will receive an annual base salary of $240,000. The Board of Directors of the Company (the “Board”) will review Mr. Stiles’s base salary during the fourth quarter of 2026 and will increase his base salary, by an amount determined by the Board in its discretion, no later than December 31, 2026. Mr. Stiles will also be eligible to receive an annual performance bonus of up to 50% of his base salary, payable in cash, shares, stock options or any combination thereof, based on performance criteria determined by the Board. Mr. Stiles’s outstanding stock options will remain outstanding in accordance with the Company’s long-term incentive plan and the applicable award agreements, and he will remain eligible to receive additional equity awards in the Board’s discretion. Mr. Stiles will also be entitled to four weeks of paid vacation, reimbursement of reasonable business, travel and lodging expenses, use of a company vehicle in connection with the performance of his duties and participation in the retirement, health and other employee benefit plans made available by the Company to its employees generally.

If Mr. Stiles’s employment is terminated by the Company without “Cause” or by Mr. Stiles for “Good Reason” (each as defined in the Employment Agreement), Mr. Stiles will receive the following payments and benefits: (i) a lump-sum cash payment equal to 12 months of his then-current base salary, (ii) a prorated bonus for the year of termination, (iii) payment or reimbursement of premiums for continued health, dental and vision coverage for 12 months following termination, (iv) immediate vesting of all unvested stock options and (v) reimbursement of unreimbursed business expenses. Mr. Stiles’s receipt of these payments and benefits is subject to his execution and non-revocation of a general release of claims. If Mr. Stiles’s employment is terminated by the Company without Cause or by Mr. Stiles for Good Reason during the period commencing three months before and ending 12 months after a Change of Control, Mr. Stiles will instead receive a lump-sum cash payment equal to 24 months of his then-current annualized base salary, subject to his execution and non-revocation of a general release of claims. In addition, upon a Change of Control, any unvested stock options or other equity awards held by Mr. Stiles will immediately vest.

In addition, Mr. Stiles is subject to confidentiality obligations during and after his employment. The Employment Agreement also contains customary provisions relating to indemnification, expense reimbursement, compliance with Company policies and applicable clawback requirements. The Employment Agreement amends, restates and supersedes the Original Employment Agreement in its entirety. The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Executive Employment Agreement
104	Cover Page Interactive Data File--the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SILVER BOW MINING CORP.

Date: September 25, 2026	By:	/s/ C. Travis Naugle
		Name:	C. Travis Naugle
		Title:	Chief Executive Officer